DISTRIBUTION AGREEMENT

(Propofol[EQ])

This Distribution Agreement (the "Agreement"), is entered into as of February 24, 2012 ("Effective Date") by and between Biozone Pharmaceuticals, Inc. ("Biozone") and OPKO Pharmaceuticals, LLC, a Delaware limited liability company ("Distributor").

Recitals

A. Biozone is an integrated pharmaceutical company using its unique, patented drug delivery technology to develop proprietary generic drugs. Biozone is presently developing a Biozone enhanced formulation of propofol using it Equasomes technology. Any pharmaceutical product containing propofol as an active ingredient in combination with a Biozone compound, composition, delivery method or technology is hereinafter referred to as a "Product," or the "Products."

B. Distributor has the requisite experience and resources to distribute the Products for Biozone in the Territory, and Distributor desires the right to sell the Products within the Territory.

Agreement

In consideration of the Recitals and the mutual promises contained in this Agreement, Biozone and Distributor agree as set forth below.

1. Definitions.

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the terms set forth below have the meanings indicated for the purposes of this Agreement.

"Affiliate" means any Person which controls, is controlled by or is under common control with Distributor or Biozone, as the case may be. The term "control" means the ownership, directly or indirectly, or the power to direct the voting or disposition of fifty percent (50%) or more of the voting stock or equity interests of the subject Person, or such other relationship as in fact constitutes actual control.

"cGMP" means all applicable good manufacturing practices, including but not limited to current "good manufacturing practices" and any other methods used for the manufacturing, testing, validation, labeling, packaging, storage, shipment and installation of any and all pharmaceutical products, equipment and related materials to ensure that such products and materials meet the legal requirements for safety and effectiveness as established by the Regulatory Authority, including specifically, without limitation, Title 21, Part 211 of the Code of Federal Regulations of the United States.

"Distributor Costs" shall be calculated using Distributor's standard accounting procedures and in accordance with U.S. generally accepted accounting principles, and shall

include all costs (direct and indirect) incurred by Distributor and its Affiliates in connection with distribution, marketing and sale of Products, including without limitation:

(a) sales commissions payable in connection with the Products;

(b) Manufacturing Costs for the Products;

(c) costs associated with the purchase, sale, and shipment of the Products, including warehousing, shipment and transportation costs;

(d) royalties and other payments payable by Distributor to third parties in order to obtain rights under one or more patents controlled by such third parties that cover the Products or which are reasonably necessary in order to sell the Products;

(e) sales and marketing costs specific for Products;

(f) legal costs incurred in connection with defending or prosecuting infringement actions relating to the Products; and

(g) costs and expenses to obtain Regulatory Authority Approvals for sale of the Products.

"FDA" means the Food and Drug Administration or any successor agency of the United States government.

"Manufacturing Cost" shall mean Biozone's actually incurred and non-reimbursable costs for the manufacture of the Products in final form in compliance with the Specifications and suitable for administration in humans and for commercial purposes, which shall include and be limited to (i) the actual costs of all drug substance, raw materials, solutions and suspensions, (ii) allocable costs for equipment until the end of the amortization period for such equipment, (iii) costs for quality control, compliance, validation and quality assurance, and (iv) direct labor costs, all as calculated in accordance with U.S. generally accepted accounting principles consistently applied. Any development expenses are expressly excluded from this definition.

"Net Sales" shall mean gross amounts invoiced by Distributor, its Affiliates, and its sublicensees for sales of the Products to customers, less the following: (a) payments made or credits allowed to customers, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to customers, (b) the amount of chargebacks and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, (c) specific amounts not collectible after reasonable collection efforts, (d) taxes, duties, tariffs, surcharges and other governmental charges paid, absorbed or allowed in connection with the sale, import or export of Products, (e) freight, postage, insurance charges and other transportation costs actually incurred by Distributor in connection with transporting the Products, and (f) discounts or rebates or other payments required by law to be made under governmental special medical assistance programs, all of the foregoing as determined in accordance with generally accepted accounting principles in the U.S. Only sales of Products by Distributor to unrelated

parties shall be deemed Net Sales hereunder. Sales of Products between Distributor, its Affiliates or sublicensees shall be excluded from Net Sales. However, sales of Products by Affiliates or sublicensees to unrelated third parties shall be included as Net Sales as if such sales were made directly by Distributor to such unrelated third parties. Net Sales shall not include the distribution from Distributor of Products free of charge for use in clinical trials, research, or for promotional purposes.

In the event that a product containing a Product is sold in a finished combination package containing such Product packaged together in combination with one or more other products, devices, equipment or components (a "Combination Product"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the selling price of the Product if sold separately in finished form and B is the selling price of any other products, equipment or components in the Combination Product if sold separately in finished form provided that the selling price of any Combination Product shall not be less than A+B. In the event that a product containing a Product or one or more of such products, equipment or components in the Combination Product are not sold separately, then the parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the product containing Product and such other products, equipment or components to the overall value of such Combination Product. Distributor covenants that it will not intentionally manipulate any part of the fraction A/ (A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Products in combination form or otherwise.

"Person" means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

"Profit Margin" means Net Sales minus Distributor Costs associated with an applicable period.

"Regulatory Authority" means a governmental regulatory authority within the Territory which has authority over the clinical testing, manufacturing, marketing, or sale of pharmaceutical products.

"Regulatory Authority Approval" shall mean, with respect to the U.S. or any country in the Territory, all approvals by the appropriate governmental or other authorities necessary to carry out clinical trials, manufacturing, distribution, sales or marketing of the Products in such country, including without limitation, where applicable, labeling, pricing and/or reimbursement approval in that country.

"Specifications" means, with respect to each Product, the specifications therefor as approved in the applicable Regulatory Authority Approval for the Product.

"Term" means the period during which this Agreement is in effect.

"Territory" means worldwide

2. Representations and Warranties.

2.1 Biozone Representations and Warranties. Biozone makes the following representations and warranties to Distributor:

(a) Biozone is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Biozone have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Biozone, and constitutes the legal, valid and binding obligation of Biozone, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(b) The execution and delivery of this Agreement by Biozone does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any governmental rule applicable to Biozone, (ii) conflict with any provision of the certificate of incorporation or by-laws of Biozone, (iii) conflict with any material contract to which Biozone is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Regulatory Authority.

(c) Biozone is the sole and exclusive owner or licensee of the rights granted to Distributor and Biozone is not a party to any agreement or understanding with a third party that is inconsistent with the rights granted to Distributor hereunder.

(d) Biozone will comply in all material respects with all laws, rules and regulations in effect from time to time applicable to the manufacture, labeling, packaging, storage, distribution and supply of the Products under this Agreement, including applicable cGMP.

(e) Any Products supplied by Biozone pursuant to this Agreement shall comply with Biozone's Specifications and the requirements of all applicable Regulatory Authorities when shipped by Biozone, including the purity, and physical and chemical properties, stability, formulation and label contents.

2.2 Distributor Representations and Warranties. Distributor makes the following representations and warranties to Biozone:

(a) Distributor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Distributor have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Distributor, and constitutes the legal, valid and binding obligation of Distributor, enforceable in

accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(b) The execution, delivery and performance of this Agreement by Distributor: (1) does not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority, or any provision of Distributor's Charter or Bylaws; and (2) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Distributor pursuant to any material instrument or agreement to which Distributor is a party or by which Distributor or its properties may be bound or affected.

(c) The Distributor will comply in all material respects with all laws, rules and regulations in effect from time to time applicable to the marketing and distribution of the Products in the Territory.

3. Development; Appointment.

3.1 Appointment and Acceptance. Subject to the terms and conditions of this Agreement, Biozone shall appoint Distributor as the exclusive distributor of the Products within the Territory, and Distributor accepts such appointment. Distributor shall have the rights to appoint subdistributors, representatives, dealers and agents to market, sell and distribute Products in the Territory.

4. Supply of Product to Distributor.

4.1 Supply of Product. Biozone agrees to supply Products to Distributor at its Manufacturing Cost in finished form, fully packaged and labeled for resale. Biozone represents and warrants that the Products supplied to Distributor by Biozone or its Affiliates shall be manufactured, packaged, and labeled in accordance with cGMP, the Specifications and all applicable regulatory requirements.

4.2 Purchase Orders. This Agreement shall serve as the master contract governing Distributor's purchase of the Products throughout the Term. This Agreement shall be implemented by Distributor's issuance of individual purchase orders ("Purchase Orders") specifying the quantity, desired shipment date and delivery address of the Products. The terms of this Agreement shall prevail over any conflicting, inconsistent or additional terms set forth in any Purchase Order. As soon as it shall become apparent to Biozone that any circumstances may result in a failure or delay in delivery of any Products, it shall promptly notify Distributor and as soon as possible thereafter meet with Distributor to discuss the best practical method of assuring Distributor a source of supply of such Product, as applicable, during the continuance of such circumstances.

4.3 Packaging; Labeling. The price for each Product includes the expense of printing and providing package inserts, labeling and packaging materials (collectively, "Labeling"). For each Product, Distributor shall design the Labeling to be used on such Product sold by Distributor within the Territory and shall provide Biozone with the textual content of the Labeling. Biozone shall provide to Distributor a sample of the printed Labeling for each Product manufactured by Biozone for Distributor's approval. Distributor shall be responsible, with respect to each Product, for compliance of the labeling content provided to Biozone with the requirements of the Specifications, Regulatory Authority Approval, and applicable law. Once approved by Distributor, Biozone will not change in any manner any Labeling of any Product manufactured by Biozone without the prior written consent of Distributor. Biozone shall label and package all Products in accordance with the respective Labeling approved by Distributor and in accordance with cGMP and the applicable requirements of the FDA and other Regulatory Authorities and applicable law.

4.4 Shipment; Risk of Loss. Biozone shall (at Distributor's cost and expense) be responsible for shipment of Products to Distributor's facility or such other location(s) as may be designated by Distributor from time to time. Shipment will be by such means as is reasonably agreed by Biozone and Distributor, provided that shipment shall be made in accordance with all applicable laws. Title and risk of loss shall pass to Distributor upon delivery to Distributor's facility or other specified designation. Distributor shall be responsible for all freight costs, insurance and duties actually incurred by Biozone in connection with shipment of the Products ("Shipment Expenses"), and Biozone shall invoice Distributor for such Shipment Expenses separately.

4.5 Product Inspection and Defective Product. All Products received by Distributor shall be subject to inspection and testing by Distributor in accordance with its quality assurance program then in effect. When the results of any inspection or testing indicate that any Product does not conform to the Specifications or the Purchase Order or any provisions of this Agreement or is otherwise defective, Distributor will give Biozone written notice thereof. Biozone shall have thirty (30) days within which to reject Distributor's claims. Disputes between the parties not resolved during such thirty (30) day period shall be resolved by an independent, U.S., GMP laboratory or consultant mutually agreed by the parties, and such laboratory or consultant shall be appointed not later than fifteen (15) days after the expiry of such forty-five (45) day period. The determination of such laboratory or consultant shall be binding on both parties as to Distributor's right to reject or revoke acceptance of the Products, and the fees and expenses of the laboratory or consultant shall be borne by the party whose opinion was rejected. If the laboratory or consultant finds the Products to be nonconforming, Biozone shall make replacement delivery of conforming Products at its expense, and Distributor shall have the right to return or destroy any nonconforming Products at Biozone's expense, including transportation and handling costs, as well as all of Distributor's out of pocket expenses. Biozone shall instruct Distributor as to whether to return or destroy nonconforming Products. Payment for Products shall not be deemed acceptance of such Products; Distributor will be credited with the price of rejected Products and no payment shall be due until Distributor receives fully conforming Products. If the laboratory or consultant finds the Products to be in compliance with said Specifications and the Purchase Order, Distributor will have the option to either retain the Products for sale or have the Products replaced by Biozone at Distributor's cost.

4.6 Alternate Site. To ensure Distributor an alternate source of supply of any Product in the event of any problem with supply, Distributor shall have the right to have one or more manufacturing sites qualified as an alternate approved site (back-up site) for manufacturing such Product under the applicable Product Regulatory Authority Approval. Biozone shall, at Distributor's expense, fully cooperate with Distributor and assist Distributor in this regard, including without limitation by disclosing Biozone's manufacturing processes to Distributor and providing technical assistance

4.7 Maintenance of the DMFs. During the Term, Biozone shall, or shall cause its supplier of active pharmaceutical ingredients ("API"), at Biozone's expense (i) maintain on file with the FDA at all times a Drug Master File ("DMF") for the Products which meets the requirements of the FDA, (ii) amend the DMF to permit Distributor to incorporate by reference all data and information in the applicable DMF which is necessary in support of its submissions to Regulatory Authorities for each Product, and (iii) assist and cooperate with Distributor in connection with Distributor's submissions to the FDA and other Regulatory Authorities for Regulatory Authority Approvals for the Products. Biozone shall, or shall cause its supplier of API to, maintain and update the DMF during the Term as required by applicable law, and immediately notify Distributor and the FDA in writing of any changes in any DMF. Promptly upon Distributor's request, Biozone shall, or shall cause its supplier of API to, provide Distributor with any required authorization to allow all applicable Regulatory Authorities to access, review and refer to the DMFs in connection with any regulatory submissions or product applications regarding the Products by Distributor.

4.8 Notification of Certain Events. Each party shall immediately inform the other party of (i) any pending or threatened litigation, governmental investigation, proceeding or action involving a Product of which that party becomes aware, and (ii) any defective, adulterated or misbranded Product or of any information which may suggest that an API or Product is or may be defective, adulterated or misbranded, or fails to meet the specifications or to maintain the stability as indicated. Biozone shall immediately notify Distributor of any pending or threatened litigation, governmental investigation, proceeding or action involving Biozone's manufacturing facilities for any API or Product, and of any information coming to its attention concerning adverse experiences with any Product. Biozone shall investigate and provide Distributor with any reasonable assistance requested by it in connection with adverse experiences and customer complaints relating to the Product supplied by Biozone pursuant to this Agreement.

4.9 Record Retention. Biozone will retain copies of all records or documentation generated by it in connection with the processing and testing of all Products under the terms of this Agreement, and all records which may be reasonably necessary to assist Distributor in the event of a product recall or adverse drug event or product complaint, for not less than two (2) years after the expiration date of each Product to which the documentation relates and, if longer, such period as is required by applicable law.

4.10 Intellectual Property. To enable Distributor to make a non-infringement evaluation with respect to each Product to be supplied by Biozone hereunder, Biozone shall promptly provide Distributor with such information regarding all APIs and Products as requested by Distributor, including without limitation batch record reports, API and Product production

processes, formulation records, certificates of analysis, impurity reports and percentages, analytical methods, material data, safety information, synthetic methods and pathways, and intermediate profiles and percentages, and other information (the "Product Documentation"). Biozone represents, warrants and covenants, with respect to each Product, as of the date of each shipment of such Product to Distributor, that the Product will be manufactured in strict compliance with the Product Documentation provided to Distributor upon which Distributor based its non-infringement evaluation, and with the processes and methods described in the respective Product Regulatory Authority Approval. In addition, Biozone represents, warrants and covenants that it has the right and authority to enter into this Agreement without violating any rights of any Person, and that Distributor does not need and will not need any license or right which Biozone or any of its Affiliates owns or has the right to use that is necessary for Distributor to engage in, and Biozone shall not assert and shall cause its Affiliates not to assert any intellectual property right that would prevent or impair the manufacturing, marketing, sale or use of Product by or for Distributor or any other transactions contemplated by this Agreement.

5. Royalty and Payment.

5.1 Royalty.

(a) Distributor shall pay to Biozone a royalty equal to fifty percent (50%) of the Profit Margin during the Term.

5.2 Payment for Product.

(a) Biozone shall invoice Distributor for all Products supplied to Distributor pursuant to this Agreement, referencing in each such invoice the Purchase Order(s) to which such invoice relates. Distributor shall pay Biozone for Products purchased pursuant to this Agreement within 30 days of the date of the invoice in United States dollars.

(b) Amounts owing to Biozone for royalties pursuant to Section 5.1 shall be paid on a quarterly basis commencing with the calendar quarter in which the first commercial sale of any Product is made by Distributor or its Affiliates, with such amounts due and received by Biozone on or before the sixtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned (the "Royalty Payment Date"). A statement showing how any amounts payable to Biozone under Section 5.1 have been calculated shall be submitted to Biozone on the Royalty Payment Date. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate published in the *Wall Street Journal* on the day preceding the payment due date.

(c) All payments pursuant to this Article 5 shall be made at Biozone's address set forth in this Agreement for notices or, if requested by Biozone, by wire transfer of immediately available funds to an account designated by Biozone. Any amounts which are not paid when due shall bear interest from the date payment was due until the date payment is received by Biozone, at a rate of interest equal to the lower of (i) 12% per annum or (ii) the highest rate of interest permitted to be charged under applicable law.

5.3 Audit Rights.

(a) Each of Distributor, Biozone, and their Affiliates shall keep full, true and accurate books and records throughout the term of this Agreement sufficient to show the Distributor Cost, Manufacturing Cost Net Sales and Profit Margin calculations and to verify the accuracy and completeness of the accounting referred to above, including without limitation, inventory, raw materials, supply, purchase and invoice records, manufacturing and shipping records, sales analysis, general ledgers, financial statements, and tax returns relating to the Products. Such books and records shall be preserved for a period not less than three (3) years after the calendar quarter to which the records apply or as required by federal law, both during and after the term of this Agreement.

(b) Each of Distributor and Biozone shall have the right to appoint an independent registered public accounting firm reasonably acceptable to the other party to audit the records of such other party and its Affiliates and sublicensee(s) as necessary to verify all calculations and payments pursuant to this Agreement. If a deficiency with regard to any payment or calculation hereunder is determined by such accounting firm, such determination shall be final and binding upon all parties. Each party may exercise its right of audit no more frequently than once in any calendar year. In the event a determination is made that Biozone has not been paid the profit share amounts due to it under this Agreement, Distributor shall promptly pay to Biozone the excess of the proper amount due over the amount actually paid within thirty (30) days of such determination by such independent certified public accountant. In the event a determination is made that Biozone was paid more than the required profit share amounts due under this Agreement, Biozone shall promptly refund to the Distributor the amount of the overpayment within thirty (30) days of such determination by such independent certified public accountant. The fees and expenses of the accountant performing any verification pursuant to this Section shall be paid by the party initiating the verification; provided that if a determination is made that the profit share amount paid to Biozone with respect to any calendar quarter was less than ninety-five percent (95%) of the amount properly due to such party due to Distributor's error, Distributor shall reimburse Biozone for the costs of such verification; and if a determination is made that the profit share amount paid to Biozone with respect to any calendar quarter was more than one hundred and five percent (105%) of the amount properly charged and Biozone requested such verification, Biozone shall reimburse Distributor for the costs of such verification. Any accountant who examines the books and records of a party pursuant to this Section shall not disclose any information relating to the business of such party except as necessary to provide to the other part a meaningful statement of account hereunder and such accounting firm shall execute a confidentiality agreement in customary form.

6. Development and Commercialization of Product.

6.1 Development. Biozone shall use its best efforts to expeditiously complete the development on behalf of Distributor of a stable, commercially saleable Product in accordance with cGMP, the Specifications, and applicable law, including without limitation, undertaking all formulation and development activities and any and all stability, toxicity, bioequivalence or other

studies required in connection with obtaining Regulatory Authority Approval for the Products in the Territory. BioZone shall also be responsible for developing a process for the manufacture and supply of Product in accordance with the Specifications and applicable law and for maintaining the DMF in accordance with Section 4.7 hereof. Biozone will keep Distributor currently advised of the progress of its development efforts, and any and all material problems encountered therein, the efforts being made to overcome such problems, estimates of completion dates, and such other information as may be requested by Distributor from time to time. At Distributor's request, Biozone will provide Distributor with written reports covering the foregoing.

6.2 Regulatory Approval; Commercialization. Distributor shall obtain and maintain all Regulatory Authority Approvals required by any Regulatory Authority to purchase, market and sell the Products under this Agreement in the Territory, and will comply in all material respects with all laws, rules and regulations in effect from time to time applicable to the purchase, marketing and sale of the Products in the Territory or any other activities to be performed by Distributor hereunder. During the Term, Distributor shall use its commercially reasonable efforts, at its own expense, to actively and diligently promote, market and sell the Products in the Territory.

6.3 Trademark. The Products shall in Distributor's discretion be sold in the Territory under Distributor's Trademarks. The Trademarks, if any, shall be the sole and exclusive property of Distributor.

6.4 Adverse Events. Each of Biozone and Distributor represent that it has in place a system for monitoring investigations and following up on adverse events and product complaints. Each party shall immediately inform the other party of (i) any pending or threatened litigation, governmental investigation, proceeding or action involving any Products, or Distributor's or Biozone's facilities for making or storing Products of which either becomes aware, and (ii) any defective, adulterated or misbranded Products or of any information which may suggest that any Products are or may be defective, adulterated or misbranded, or failure to meet the applicable specifications or to maintain the stability as indicated. Each party shall immediately notify the other party of any information coming to its attention concerning adverse experiences with any Products.

7. Certain Covenants.

7.1 Exclusivity. BioZone agrees with respect to each Product that, except for the supply of such Product to Distributor pursuant to this Agreement, Biozone will not, directly or indirectly, manufacture, market or sell any such Product or otherwise grant any other Person any rights in the Territory with respect to the Products.

7.2 Compliance with Laws. Each party shall comply with all laws, regulations, policies and guidelines applicable in connection with its activities hereunder.

7.3 Reasonable Assistance. Biozone shall use commercially reasonable efforts to assist Distributor at its expense in Distributor's efforts to obtain Regulatory Authority Approvals to

market the Products in the Territory. Throughout the duration of this Agreement and on no less than a bi-annual basis, the parties shall confer with each other to the mutual benefit of both parties in order to achieve the objectives of this Agreement.

7.4 Insurance. During the Term and for a period of three years thereafter, each of Biozone and Distributor shall maintain insurance coverage of the types and in amounts usually insured by companies of the size and operating the business conducted by such party, including, without limitation, such insurance coverage as each of Biozone and Distributor is required to maintain under applicable law and comprehensive general liability insurance (including product liability) safeguarding against liability for injuries to persons, including injuries resulting in death, and damage to property. Upon request by either party, the non-requesting party shall furnish to the requesting party written certificates from its insurance carriers that such party maintains the insurance required by this Agreement

7.5 Access Rights. Each party shall have the right, upon reasonable notice to the other party and during normal business hours, to inspect and audit such other party's facilities (or the facilities of its agents and contractors) where the Products are manufactured, stored, packaged or labeled to ensure that the Products are manufactured and/or stored in compliance with the specifications for the Products and all applicable laws and quality control standards. During such inspections, each party shall permit the other party to contact and question the appropriate knowledgeable personnel responsible for manufacturing or storing the Products. Each party shall make available to the other party and its duly authorized representatives and agents all books, records and documents which in any way pertain to the manufacture, storage and distribution of the Products.

7.6 Regulatory Inspections. Each party shall notify the other party hereto promptly of any inspections by any Regulatory Authorities which pertain to a Product, or the premises where a Product is manufactured or stored, and shall promptly provide to the other party copies of all material correspondence, reports, notices, findings and other material pertinent to such inspections.

8. Confidentiality.

8.1 Confidentiality. Each party acknowledges that in the performance of this Agreement proprietary or confidential information belonging to the other party will be disclosed or become known to it. During the Term and for ten years thereafter, the receiving party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Agreement, all "Confidential Information" which is provided to it by the disclosing party or its Affiliates or their respective employees or representatives. For purposes of this Agreement, the term "Confidential Information" includes all know-how, trade secrets, formulae, data, inventions, technology and other information, including financial information, related to the manufacture, sale or marketing of the Products. The restrictions of this Section shall not apply to any Confidential Information which (a) is already known to the receiving party at the time of disclosure; (b) is or becomes public knowledge through no fault of receiving party; (c) is received from a third party having the lawful right to disclose the information; or (d) subject to Section 8.2, is required by law to be disclosed. Notwithstanding the restrictions of this Section, the

receiving party may disclose, on a need to know basis, Confidential Information which (i) is reasonably required to be disclosed to physicians, pharmacists, and others involved in the medical profession in connection with the actual or prospective distribution of the Products; or (ii) is required to be disclosed to Regulatory Authorities in connection with any regulatory applications.

8.2 Required Disclosure. If the receiving party is required under applicable law to disclose Confidential Information by any court or governmental authority, the receiving party shall promptly notify disclosing party of such requirement and all particulars related to such requirement. The disclosing party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine, and receiving party shall fully cooperate with disclosing party in this regard.

8.3 Return of Confidential Information. Upon the termination of this Agreement for any reason, the receiving party shall return to the disclosing party all documentation or other tangible evidence or embodiment of Confidential Information belonging to disclosing party.

9. Recall.

9.1 Product Recall. If any Regulatory Authority shall seize any of the Products or shall request or require the recall or any withdrawal or field correction (collectively, "Recall") of or with respect to any Product or if Biozone deems it necessary to initiate a voluntary Recall of any Product for any reason, then the party receiving notice of such governmental action or initiating such Recall, as the case may be, shall immediately notify the other party of such seizure or Recall and the parties shall consult with each other regarding the timely compliance with all pertinent governmental regulations pertaining thereto. When the cause or reason for any such seizure or Recall is the result of a breach of any of the representations, warranties or agreements of Distributor under this Agreement, or the failure of Distributor or its agents to properly store, transport or care for any Product, Distributor shall reimburse Biozone for all reasonable costs and expenses incurred by Biozone in effecting such seizure or recall, including, without limitation, the cost of notifying customers and the costs associated with the shipment of recalled Product from customers. When the cause or reason for any such seizure or Recall is the result of a breach of any of the representations, warranties or agreements of Biozone under this Agreement or the failure of Biozone or its agents to properly manufacture, store, transport or care for any Product, Biozone shall reimburse Distributor for all reasonable costs and expenses incurred by Distributor in effecting such seizure or Recall, including, without limitation, the cost of notifying customers and the costs associated with the shipment of recalled Product from customers.

10. Indemnity.

10.1 Indemnity by Biozone. Biozone shall indemnify and hold Distributor and its Affiliates and their respective officers, directors and employees harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees and expenses) which arise or result from Biozone's breach of any of its representations and warranties set forth in Section 2.1, Biozone's breach of any of its obligations under this Agreement, or Biozone's or its

agents' registration, handling, manufacture, storage, or use of the Products; provided, however, Biozone shall not be obligated to indemnify and hold harmless Distributor to the extent of any liability, damage, loss, cost or expense for which Distributor is obligated to indemnify and hold harmless Biozone pursuant to Section 10.2 or which results from the negligence or other wrongdoing of Distributor.

10.2 Indemnity by Distributor. Distributor shall indemnify and hold Biozone and its Affiliates and their respective officers, directors and employees harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from Distributor's breach of any of its representations and warranties set forth in Section 2.2 of this Agreement, Distributor's breach of any of its obligations under this Agreement, or Distributor's registration, marketing, handling, manufacture, storage, use or sale of the Products; provided, however, Distributor shall not be obligated to indemnify and hold harmless Biozone to the extent of any liability, damage, loss, cost or expense for which Biozone is obligated to indemnify and hold harmless Distributor pursuant to Section 10.1 or which results from the negligence or other wrongdoing of Biozone.

10.3 Indemnity Procedure. The indemnified party shall promptly notify the indemnifying party of any such claim or proceeding and shall permit the indemnifying party, at its expense, to control the defense of such claim or proceeding; provided, however, that the indemnified party may in its discretion participate at its own expense in such defense; and provided further, that the indemnifying party shall not settle any such claim or proceeding without the indemnified party's prior written consent, which consent shall not be unreasonably withheld.

11. Term and Termination.

11.1 Term of Agreement. The term of this Agreement shall commence as of the date set forth above, and, unless sooner terminated by mutual consent or in accordance with this Agreement, shall continue in effect until the date which is ten (10) years from the date of this Agreement, and thereafter, the Term shall be automatically extended for consecutive one-year renewal terms on the same terms and conditions set forth herein unless one party gives the other party written notice of non-renewal at least six months prior to the end of initial term or current one-year renewal term, as applicable.

11.2 Certain Terminations.

(a) If Biozone permanently discontinues the development, manufacture or supply of any Product, Biozone may terminate this Agreement with respect to such Product upon ninety (90) days written notice to Distributor.

(b) Distributor may, with or without cause, at any time during the term of this Agreement, terminate this Agreement upon not less than ninety (90) days prior written notice to Biozone.

11.3 Default. If either party at any time breaches any of the material provisions of this Agreement, the other party shall have the right to terminate this Agreement upon sixty (60) days written notice whereupon this Agreement shall terminate unless the breach complained of is corrected within such notice period.

11.4 Bankruptcy or Insolvency. If either party shall (a) become bankrupt or insolvent, (b) file for a petition therefor, (c) make an assignment for the benefit of creditors, or (d) have a receiver appointed for its assets, which appointment shall not be vacated within 60 days after the filing, then the other party shall be entitled to terminate this Agreement forthwith by written notice to such party.

11.5 Effect of Termination.

(a) The termination of this Agreement for any reason shall be without prejudice to and shall not affect the right of either party to recover from the other any and all damages to which such party may be entitled. Nothing herein contained shall release either party from the payment of any sum which may then be owed to the other party or from any liability or obligation incurred or accrued prior to the termination of this Agreement or which by their terms are expressly intended to survive the termination of this Agreement.

(b) Notwithstanding the termination of this Agreement, the parties shall remain obligated under Sections 6.4, 7.4, and Articles 5, 8, 9, 10, 11, and 12.

(c) Upon the termination of this Agreement otherwise than by Biozone pursuant to Sections 11.3 or 11.4, Biozone shall grant to Distributor, for a period of six (6) months, continued exclusive distribution rights to distribute the Product throughout the Territory on the same terms and conditions in effect under this Agreement immediately prior to its termination or expiration in order to enable Distributor to sell off its existing stock of the Product or to fulfill existing contractual commitments of Distributor.

(d) Subject to Section 11.5(c), upon the termination of this Agreement, (i) all rights of Distributor under this Agreement shall terminate, (ii) Distributor shall promptly return to Biozone all Biozone documents and data of any kind relating to the Products and still within the custody or control of Distributor, (iii) Distributor shall cease all activities relating to the Products, including the storage, handling, promotion, distribution and sale thereof, and (iv) Distributor shall pay to Biozone all payments due and owing hereunder prior to the effective date of termination.

12. Miscellaneous.

12.1 Notice.

(a) All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by overnight delivery service, addressed to:

If to Distributor:	OPKO Pharmaceuticals, LLC Steven Rubin, EVP Administration 4400 Biscayne Blvd. Miami, Florida 33137 With a copy to: OPKO Health, Inc. Legal Department 4400 Biscayne Blvd. Miami, Florida 33137
If to Biozone:	Biozone Pharmaceuticals, Inc. 550 Sylvan Avenue, Suite 101 Englewood Cliffs, NJ 07632
With a copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway New York, NY 10006 Attn: Harvey Kesner, Esq.

Each such notice shall be deemed delivered (1) on the date delivered if by personal or overnight delivery, and (2) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(b) By giving to the other parties at least 15 days written notice thereof, the parties and their respective successors and permitted assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

12.2 Further Assurances. Each party agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to effectuate more fully this Agreement and to carry out the business contemplated by this Agreement.

12.3 Force Majeure. The inability of any party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by strikes, insurrection, acts of God, war, emergencies, shortages or unavailability of materials, or other similar causes beyond the party's reasonable control which shall have been timely communicated to the other party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delay(s); provided that such party shall continue to perform to the extent feasible in view of such force majeure; and provided further, that if such force majeure shall continue for a period of six months, either party shall have the right to terminate this Agreement upon written notice to the other.

12.4 Assignment; Binding Effect. Except as permitted under Section 3.1 of this Agreement, neither party shall have the right to assign its rights or obligations hereunder (other than to an Affiliate) without the prior written of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.6 Entire Agreement. This Agreement, including the Exhibits attached hereto, contains every obligation and understanding between the parties relating to the subject hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

12.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner which accomplishes, to the extent possible, the original purpose of such provision.

12.8 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to affect the interpretation of any provision of this Agreement.

12.9 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties to this Agreement, and no other Person (including without limitation any creditor of any party to this Agreement) shall have any right or claim against any party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any party to this Agreement.

12.10 Relationship of Parties. This Agreement shall not constitute or be construed as creating a partnership or joint venture between the parties, and neither party shall be liable for any debts or obligations of the other party. Neither party shall in any way be considered as being an agent or

representative of the other party in any dealings with any third party, and neither party may act for, or bind, the other party in any such dealings.

12.11 Construction. The parties acknowledge that each has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

12.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

12.13 Arbitration; Jurisdiction. All disputes, controversies and claims directly or indirectly arising out of or relating to this Agreement, or the validity, interpretation, construction, performance, breach, termination or enforceability of this Agreement (collectively, "Disputes"), shall be resolved in accordance with the procedures set forth in this Section. The parties shall initially attempt in good faith to resolve all Disputes amicably between themselves. If a Dispute remains unresolved, the Dispute shall be submitted to arbitration and shall be finally, exclusively and conclusively settled by binding arbitration under the Rules of American Arbitration Association ("AAA"), which Rules shall be deemed to be incorporated by reference into this Article. The place of arbitration shall be Miami, Florida, USA. The language of the arbitrators shall be English and all documents not in English submitted by any party shall be accompanied by a certified English translation thereof. Unless otherwise agreed by the Parties, the number of arbitrators shall be three. Each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the AAA. The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Execution upon the award of the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear its own costs and expenses (including its attorney's fees) associated with any arbitration initiated under this Section, and each party shall bear an equal share of the arbitrators' and administrative fees associated with any arbitration initiated under this Section.

12.14 Equitable Remedies. Each of the parties acknowledges and agrees that, in the event of a breach or threatened breach of this Agreement by any party or the failure of a party to perform in accordance with the specific terms hereof, the other party hereto will be irreparably damaged and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any and all other rights which may be available, at law or in equity, the non-breaching party shall be entitled to injunctive relief and/or specifically to enforce the terms and provisions hereof in any court of competent jurisdiction.

12.15 Remedies Cumulative. The rights and remedies given in this Agreement to a nondefaulting party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a nondefaulting party under the provisions of this Agreement or given to a nondefaulting party at law or in equity.

12.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.17 Waiver of Jury Trial. Each party hereto waives its right to trial of any issue by jury.

12.18 Limitation of Liability. NEITHER DISTRIBUTOR, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS OR SUBCONTRACTORS SHALL HAVE LIABILITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR ECONOMIC LOSS AS A RESULT OF ANY BREACH OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives effective as of the date first above written.

BIOZONE PHARMACEUTICALS, INC.

By: Elliot Maza

Name: ELLIOT MAZA

Title: CHIEF EXECUTIVE OFFICER + CFO

Date:

OPKO PHARMACEUTICALS, LLC

By: Steven D. Rubin

Name: Steven D. Rubin

Title: Executive Vice President

Date: